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                                                                      EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE

                    CHAPARRAL STEEL COMPANY AND SUBSIDIARIES


                                                   Three months ended                  Six months ended
                                                      November 30,                        November 30,
                                                     1996            1995            1996           1995
                                                     ----            ----            ----           ----
                                                                (In thousands except per share)
AVERAGE SHARES OUTSTANDING
    Primary:
      Average shares outstanding                     28,361           29,587         28,462          29,634
      Stock options - treasury stock method
         using average market prices                    347              162            344             143
                                                   --------       ----------       --------        --------
               TOTALS                                28,708           29,749         28,806          29,777
                                                   ========       ==========       ========        ========

    Fully diluted:
      Average shares outstanding                     28,361           29,587         28,462          29,634
      Stock options - treasury stock method
         using end of quarter market
         price if higher than average                   347              214            344             188
                                                   --------       ----------       --------        --------
               TOTALS                                28,708           29,801         28,806          29,822
                                                   ========       ==========       ========        ========


INCOME APPLICABLE
 TO COMMON STOCK
    Primary and fully diluted:
    Net income                                     $  8,048       $   10,485       $ 16,362        $ 16,913

    Add:
      Pre-September 1990 contingent
      price amortization                                 58               58            116             116
                                                   --------       ----------       --------        --------
                                                   $  8,106       $   10,543       $ 16,478        $ 17,029
                                                   ========       ==========       ========        ========

PER SHARE
    Net income per common share:

      Primary                                      $    .28       $      .35       $    .57        $    .57
                                                   ========       ==========       ========        ========

      Fully diluted                                $    .28       $      .35       $    .57        $    .57
                                                   ========       ==========       ========        ========
